                                                                      EXHIBIT 99
                                  NEWS RELEASE


James J. Little, President and Chief Operating Officer     FOR IMMEDIATE RELEASE
FirstFederal Financial Services Corp                       ---------------------
135 East Liberty Street
Wooster, OH 44691                                          April  21, 1998
Phone:     (330) 264-8001


                      FIRSTFEDERAL FINANCIAL SERVICES CORP
                  POSTS FIRST QUARTER EARNINGS OF $4.1 MILLION

         FirstFederal Financial Services Corp (NASDAQ - FFSW; FFSWO) today announced record net earnings of $4.1 million, or $.53 per share on a diluted basis for the three month period ended March 31, 1998. This compares favorably to $3.6 million, or $.51 per share on a diluted basis for the three month period ended March 31, 1997.

        Increased earnings in the first quarter of 1998 compared to 1997 reflect increases in net interest income of $3.1 million, mortgage banking income of $1.3 million and customer service fee income of $.9 million, partially offset by an increase in non-interest expense of $4.9 million related to a higher volume of asset originations.

        Return on average assets (ROA) for the quarter ended March 31, 1998 was
1.09 % as compared to 1.32 % for the comparable period of 1997. Return on average shareholders' equity (ROE) for the quarter ended March 31, 1998 was 15.26% as compared to 16.47% for the comparable period in 1997. The Company's ratio of shareholders' equity to total assets decreased from 7.19% at December 31, 1997 to 7.10% at March 31, 1998, reflecting asset growth and improved leverage in 1998.

        Net interest income increased $3.1 million to $9.5 million in the first quarter of 1998 from $6.4 million in the first quarter of 1997. This increase reflects growth in average loan and lease balances of $281.2 million and a $111.5 million increase in average securities balances for the three

                                      MORE

month period ended March 31, 1998 compared to 1997. Loan and lease balances as of March 31, 1998 include $77.0 million and $29.8 million reflecting the acquisition of Summit Bank N.A. (Summit) and Alliance Corporate Resources, Inc.
(ACR), respectively in the third quarter of 1997. The net interest margin of 2.76% for the quarter ended March 31, 1998 compares favorably to 2.62% for 1997 and 2.59% for the first quarter of 1997. Yields on interest earning assets averaged 7.89% for the quarter ended March 31, 1998 compared to 7.58% for 1997 reflecting a favorable change in the mix of loans and leases to higher yielding assets. The average cost of interest-bearing liabilities increased 13 basis points to 5.21 % for the quarter ended March 31, 1998 compared to 5.08 % for the same period in 1997. Comparing first quarter 1998 to 1997, 6 basis points of the 13 basis point increase in cost of interest bearing liabilities reflects increased rates paid on borrowings and the other 7 basis points of the increase reflects the incremental cost of the issuance of $50 million of Junior Subordinated Deferrable Interest Debentures, Series A in February 1998 with a current effective yield of approximately 8% and the $40.5 million of subordinated notes issued in March 1997 with a current effective yield of 7.1%. Issuance of both the Junior Subordinated Series A Debentures and the subordinated notes provides additional capacity for the Company to leverage future asset growth, purchase deposits and/or acquire other financial services businesses. Portions of both debt issues qualify as Tier 1 and Tier 2 regulatory capital.

         The provision for credit losses was $462,000 in the first quarter of 1998 and $107,000 in the first quarter of 1997. The increased provision was taken primarily in connection with the acquisition of Summit and a continuing increase in commercial and consumer loan originations which inherently have a higher credit risk level than residential mortgage loans. Net chargeoffs as a percentage of average loans and leases for the first quarter of 1998 were 7 basis points and less than 1 basis point for the comparable quarter of 1997. Nonperforming assets as a percentage of total assets was .36% at March 31, 1998 and .32% at December 31, 1997.

                                      MORE

         Non-interest income increased $2.7 million for the first quarter of 1998 versus first quarter 1997 reflecting an increase of $1.3 million in mortgage banking fee income and $.9 million in customer service fee income.

         Non-interest expense increased $4.9 million to $11.6 million for the quarter ended March 31, 1998 as compared to $6.7 million for the first quarter of 1997. The increase is comprised primarily of higher compensation expense ($1.9 million), increased occupancy costs ($.6 million) and additional operating costs ($2.4 million). FirstFederal's efficiency ratio of 60.13% for the first quarter of 1998 compares to 56.98% for the fourth quarter of 1997 and 50.83% for the first quarter of 1997. The increases in 1998 in both non-interest expense and the efficiency ratio reflect the increase in staff and facilities associated with the Company's investments in Summit, ACR, branch acquisitions and additional commercial and manufactured housing loan origination capacity. First quarter loan originations are seasonally slower than the remainder of the year, which when added to expenses incurred to increased loan origination capacity, results in a higher first quarter efficiency ratio.

FINANCIAL CONDITION HIGHLIGHTS

Certain aspects of the Company's financial condition during 1998 areas follows ($000's):

                                                  MARCH 31           December 31                 Increase
                                                      1998                  1997               (Decrease)
                                         ------------------    ------------------     --------------------
Securities available for sale                     $295,147              $253,809                  $41,338
Net loans and leases                               905,605               914,356                  (8,751)
Deposits                                           998,646               981,675                   16,971
Borrowings                                         388,978               347,243                   41,735

        The $41.3 million increase in securities available for sale and the $41.7 million increase in borrowings as of March 31, 1998 both reflect the February 1998 issuance of and investment of the

                                      MORE

proceeds of $50 million in 8.67% Junior Subordinated Deferrable Interest Debentures, Series A.

        Net loans and leases decreased $8.8 million comparing March 31, 1998 to December 31, 1997 reflecting a $28.5 million decrease in residential mortgage loans, partially offset by net increases in commercial loans and leases of $16.5 million and a $3.3 million increase in consumer loans. Loan originations for the first quarter of 1998 of residential mortgage loans and manufactured housing finance contracts of $92.2 million and $66.5 million, respectively, compare to $50.2 million and $40.2 million for the first quarter of 1997, respectively. The $28.5 million decrease in residential mortgage loans reflects the sale of approximately $75 million in mortgage loans in the first quarter of 1998 and the impact of mortgage refinancings and expected loan amortization offset by the first quarter originations of $92.2 million. Whereas, mortgage loan outstandings decreased as of March 31, 1998, the mortgage servicing portfolio increased $14.2 million in the first quarter of 1998 which will provide future non-interest income. Higher mortgage loan originations somewhat distorts comparability of the efficiency ratio between periods. The Corporation securitized and sold $50 million of manufactured housing finance contracts in the first quarter of 1998.

         Deposits increased $17.0 million comparing March 31, 1998 to December 31, 1997 reflecting a $.5 million decrease in brokered deposits and a net increase of $17.5 million in customer deposits.

         As previously announced February 9, 1998, First Shenango Bancorp, Inc. (NASDAQ: SHEN) and FirstFederal signed a definitive agreement for the acquisition of the stock of First Shenango by FirstFederal Financial Services Corp. The merger, which will be accounted for as a pooling of interests, is expected to be consummated late in the second quarter or in the third quarter of 1998, pending shareholder approval of both corporations, regulatory approval and other customary conditions of closing. At December 31, 1997, First Shenango had total assets, deposits and

                                      MORE
shareholders' equity of $375.0 million, $275.2 million and $47.9 million, respectively, and operated 4 full service banking facilities in New Castle, Pennsylvania.

         FirstFederal Financial Services Corp operates in two business segments: community banking and specialty finance. The community banking segment consists of Signal Bank, N.A. with 25 full service banking offices and 3 limited service facilities in North central Ohio, and Summit Bank, N.A. with 2 offices in Summit County, Ohio. The specialty finance segment consists primarily of Mobile Consultants, Inc., a broker and servicer of manufactured housing finance contracts operating in 44 states.







                                      MORE

              FIRSTFEDERAL FINANCIAL SERVICES CORP AND SUBSIDIARIES
                             Selected Financial Data
                                   (UNAUDITED)

----------------------------------------------------------------------------------------------------------------------------------
                                                             QUARTERS ENDED MARCH 31             YEARS ENDED DECEMBER 31
($ in thousands, except per share data)                       1998           1997           1997           1996            1995
----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
Total assets                                               $1,522,534     $1,088,132     $1,457,415     $1,080,383     $  947,270
Net loans and leases                                          905,605        695,278        914,356        669,697        581,060
Deposits                                                      998,646        662,680        981,675        671,918        574,041
Borrowings, including advances                                387,431        337,546        347,243        312,413        286,726
Shareholders' equity                                          108,062         87,906        104,735         85,287         76,533
----------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA:
Interest income                                            $   27,224     $   18,698     $   90,093     $   73,559     $   64,922
Interest expense                                               17,708         12,304         59,550         48,048         41,046
Provision for credit losses                                       462            107            842            360              0
Net interest income after provision                             9,054          6,287         29,701         25,151         23,876
Non-interest income
       Manufactured housing income                              3,674          4,317         16,001         11,640              0
       Mortgage banking fee income                              1,979            658          5,168          3,515          2,610
       Other non-interest income                                3,074          1,056          8,116          2,774          1,557
----------------------------------------------------------------------------------------------------------------------------------
                                               Subtotal         8,727          6,031         29,285         17,929          4,167
----------------------------------------------------------------------------------------------------------------------------------
Non-interest expense                                           11,616          6,668         34,434         24,005         13,651
Non-recurring expenses                                              0              0          1,209          3,341              0
Provision for income taxes                                      2,106          2,085          8,895          5,884          4,946
Net income                                                      4,059          3,565         14,448          9,850          9,446
Net income applicable to common stock                      $    3,885     $    3,158     $   12,864     $    8,154     $    7,660
==================================================================================================================================
PER SHARE DATA (1)
Net income per share including non-recurring expenses
       - basic                                             $     0.58     $     0.68     $     2.59     $     1.82     $     1.85
       - diluted                                                 0.53           0.51           1.96           1.43           1.42
Net income per share before non-recurring expenses (2)
       - basic                                                   0.58           0.68           2.79           2.31           1.85
       - diluted                                                 0.53           0.51           2.09           1.74           1.42
Cash earnings per share - diluted (3)                            0.59           0.56           2.29           1.86           1.46
Dividends paid per common share                                  0.11           0.10           0.43           0.38           0.34
----------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS:(2)
Return on average assets                                         1.09%          1.32%          1.22%          1.16%          1.07%
Return on average shareholders' equity                          15.26          16.47          16.19          14.72          12.90
Net interest margin                                              2.76           2.59           2.62           2.60           2.78
Efficiency ratio                                                60.13          50.83          55.07          53.54          50.61
----------------------------------------------------------------------------------------------------------------------------------
ASSET QUALITY RATIOS:
Allowance for credit losses
        to nonperforming assets                                 98.43%         72.88%        119.07%         69.91%        158.41%
Total nonperforming assets to total assets                       0.36           0.38           0.32           0.39           0.20
Net charge-offs to average loans and leases                      0.07           0.00           0.10           0.07           0.04
Net charge-offs                                            $      653     $       22     $      731     $      438     $      210
----------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS:
Shareholders' equity to total assets                             7.10%          8.08%          7.19%          7.89%          8.08%
==================================================================================================================================

(1) Adjusted for stock splits and stock dividends.
(2) Nonrecurring expenses of $1.2 million ($1 million after tax) reflecting Summit's acquisition costs included in the third quarter of 1997 and $3.3 million ($2.2 million after tax) included in the third quarter of 1996 for the one-time assessment for the re-capitalization of the Savings Association Insurance Fund (SAIF) have been excluded for comparative purposes from the per share data and performance ratios shown above.
(3) Cash earnings per share excludes the after-tax non-cash impact of amortization of intangible assets.